FOR IMMEDIATE RELEASE

Allied World Completes the Acquisitions of the Hong Kong and Singapore Operations of RSA

ZUG, Switzerland – April 1, 2015 – Allied World Assurance Company Holdings, AG (NYSE: AWH) today announced that it has completed the acquisitions of the Hong Kong and Singapore operations of Royal & Sun Alliance Insurance plc (“RSA”). The closings follow receipt of all necessary regulatory and court approvals. The acquisitions, announced in August 2014 and valued at approximately $193 million at current exchange rates, are expected to be accretive to earnings immediately. The businesses are now part of Allied World’s Global Markets Insurance segment, reporting to Julian James.

“The acquisitions of the Hong Kong and Singapore operations of RSA complement and deepen Allied World’s presence in key Asian markets. The businesses offer expansive product offerings and distribution, and bring experienced management teams with deep-rooted relationships in the region,” said Scott Carmilani, President and Chief Executive Officer. “The completion of these acquisitions is a key strategic initiative for the build out of our Global Markets platform.”

Under the terms of the transaction, Allied World has acquired the in-force portfolio and related assets and liabilities of the two branches, which support an established, regional insurance business that offers specialty, commercial and personal lines of coverage. Allied World funded the purchase price for the acquisitions with cash on hand.

About Allied World
Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions. Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and AA- by Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: http://www.linkedin.com/company/Allied-World.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE: Allied World Assurance Company Holdings, AG

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Faye.cook@awac.com
or
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Sarah.doran@awac.com

Website: www.awac.com